Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-273357

PROSPECTUS SUPPLEMENT

(To prospectus dated July 28, 2023)

Workhorse Group Inc.

$200,000,000

Common Stock

Preferred Stock

Warrants

Debt Securities (and guarantees thereof)

Units

This prospectus supplement (this “Prospectus Supplement”) supplements the prospectus dated July 28, 2023, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-3 (No. 333-273357). This Prospectus Supplement is being filed to update and modify the information in the Prospectus under the heading “Plan of Distribution” following feedback from certain investors. An updated and modified “Plan of Distribution” is included in this Prospectus Supplement.

Pursuant to the Prospectus and this Prospectus Supplement, we may offer and sell up to $200,000,000 in the aggregate of the securities listed above from time to time in one or more offerings and in one or more classes or series. Certain of our subsidiaries may guarantee the debt securities offered under the Prospectus and this Prospectus Supplement. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. We may also offer securities issuable upon conversion, redemption, repurchase, exercise or exchange of, or the payment of interest or dividends on, securities offered hereunder. The securities may be offered separately or together in any combination or as a separate series. The Prospectus and this Prospectus Supplement provide you with a general description of the securities that may be offered. Each time securities are offered, we will provide a subsequent prospectus supplement and attach it to the Prospectus. Such subsequent prospectus supplement will contain more specific information about the offering and the terms of the securities being offered and may also add, update or change information contained in the Prospectus and this Prospectus Supplement. Neither the Prospectus nor this Prospectus Supplement may be used to offer or sell securities without a subsequent prospectus supplement describing the method and terms of the offering.

We may sell these securities on a continuous or delayed basis directly or through agents, underwriters or dealers, or through a combination of these methods. A subsequent prospectus supplement will list any agents, underwriters or dealers that may be involved, the compensation they will receive and the nature of any underwriting or similar agreement. Such subsequent prospectus supplement will also describe the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering, and the price of the securities being offered. You should read carefully this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

Investing in any of our securities involves risk. Before buying our securities, you should refer to the Risk Factors included in our most recent Annual Report and our other periodic reports, in prospectus supplements and in other information filed by us with the Securities and Exchange Commission (the “SEC”).

Our common stock is listed on the Nasdaq Capital Market under the symbol “WKHS.” Each subsequent prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 21, 2023

EXPLANATORY NOTE

In response to questions from investors, the Company has revised its “Plan of Distribution” for the securities included in this prospectus to remove certain transactions that it does not intend to engage with respect to such securities. Accordingly, the below “Plan of Distribution” amends the “Plan of Distribution” set forth in the prospectus dated July 28, 2023, as supplemented or amended from time to time, which forms a part of our Registration Statement on Form S-3 (No. 333-273357).

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

●	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

●	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

●	“at-the-market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

●	a combination of any of these methods.

There is currently no market for any of the securities, other than the shares of common stock listed on the Nasdaq Capital Market. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans to list the Debt Securities on any securities exchange or any automated quotation system; any such listing with respect to any particular Debt Securities will be described in the applicable prospectus supplement.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them or their controlling persons against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of and the respective amounts underwritten by any underwriters, dealers or agents, nature of the underwriters’ obligation to purchase the securities, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The nature and amount of discounts and commissions to underwriters for each security and in total will be provided in tabular format.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer shall be fair and reasonable.